Exhibit 99.1
PRESS RELEASE
For immediate release
TRICO REPORTS FAVORABLE SECOND QUARTER RESULTS ON GROWTH OF
SUBSEA SERVICES BUSINESS
THE WOODLANDS, TX, July 29, 2009 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA — News) (the “Company” or “Trico”) today announced its financial results for the second quarter of 2009 of revenues of $180 million, adjusted EBITDA of $31 million and adjusted net income of $0.33 per diluted share. The increases over first quarter of 2009 were due to substantial growth and improvement in the Company’s subsea service businesses.
Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “The strength of our second quarter results is the result of the transition to a subsea service company and reflect not only our progress but the fundamental growth in the subsea sector. As a result of strong backlogs, each of DeepOcean and CTC Marine delivered substantial revenue, earnings and cash flow improvement in China, Mexico and Brazil with less dependence on their historical home market in the North Sea. Utilization of our subsea fleet in the quarter was very high and we expect similar utilization in the third quarter. Our strengthened results are led by a combination of 80% of our business being in the subsea service segments and all of our consolidated business coming from international markets.”
“At the same time,” Mr. Compofelice continued, “we have liquidity challenges to meet. We will continue to be proactive in reducing our debt and capital expenditure commitments to improve our liquidity for the remainder of 2009 and 2010. We have completed OSV asset sales in the first half of 2009 and expect further sales in the second half, with proceeds used to reduce debt.”
Summary Results Compared to Q1 2009
Total revenues for the second quarter of 2009 were $180 million, compared to $122 million for the first quarter of 2009 and adjusted EBITDA was $31 million on operating income of $15 million. The substantial increase from the first quarter of 2009 was primarily due to increased utilization and rates in both of our subsea segments. In addition, operating costs declined in all segments.
Division Results
In the Company’s Subsea Services segment, principally DeepOcean, revenues increased by $26 million and adjusted EBITDA increased by $17 million over the first quarter due to virtually full utilization of all of its vessels and equipment at rates which, on average, were 16% higher than the previous quarter due to overall increases in the breadth of service offerings.
In the Company’s Subsea Trenching and Protection segment, CTC Marine, revenues increased by $42 million and adjusted EBITDA increased by $11 million over the first quarter due to almost 100% utilization at average rate increases of 40% driven by service mix.

Each of DeepOcean and CTC Marine are virtually booked for the third quarter 2009.
For the Towing and Supply segment, day rates and utilization continue to reflect the weakness in the North Sea and U.S. Gulf of Mexico spot markets. During the quarter, the Company sold one North Sea class PSV and five Gulf class OSVs for approximately $30 million. In addition, the Company has targeted additional vessels for sale, as the Company continues to seek ways to reduce its exposure to the spot market Towing and Supply sector.
Liquidity
Since the end of the prior quarter and through the date of this release, the Company has, through a series of transactions, continued to delever as follows:
•	Completed the exchange of its 6.5% convertible notes in exchange for new 8.125% convertible notes, effectively reducing the face amount of principal by $50 million and eliminating potentially $72 million in “make-whole” exposure payments relating to early conversions;
•	Used $15 million of proceeds from asset sales to pay down debt; and
•	Terminated the obligation to fund the construction of a new vessel, the Deep Cygnus, when financing terms were not favorable to the Company — reducing the Company’s capital expenditure obligation by an additional $42 million.
The Company’s liquidity position has changed from the end of the first quarter due to two main reasons: 1) cash decreased primarily due to the pay down of debt partially offset by asset sales and 2) deteriorating performance by the Company’s towing and supply business. In the short term, the Company has a principal payment of approximately $100 million due in January 2010. As a result of the changes in its liquidity position, the Company needs to refinance the underlying debt in order to satisfy this obligation. The Company is also working with its lead bank to address potential debt covenant issues later in 2009. All options, including further asset sales, refinancings and debt restructurings are being pursued.
At June 30, 2009, the Company had $35 million in cash and $708 million in total debt, a reduction of over $50 million in total debt from the end of the prior quarter.
At June 30, 2009, taking into account the cancellation of its funding obligation related to the Deep Cygnus, the Company’s cash and credit availability to fund capital expenditures was $123 million.

Market Outlook
Looking forward, based on recent contract awards and tender activity in its subsea segments, the Company anticipates third quarter results to be consistent with activity levels in the second quarter of 2009. Recent contract awards include:
•	Being awarded a two year contract commencing in August 2009 with Petrobras, totaling over $15 million in anticipated revenues and significantly increasing the Company’s revenues in Brazil;
•	Extending a contract for pipeline ploughing related work in China, raising the value from $12 million to $18 million; and
•	Extending a contract through October 2009 for construction and cable installation in China, an overall $6 million increase.
In addition, the Company secured several cable lay and burial contracts in Europe for wind power projects and was awarded a pipeline trenching contract from Shell utilizing CTC’s newest asset, the world’s largest rock trencher, RT-1, performing its inaugural scope of work.
The Company’s backlog remains healthy at approximately $750 million of termed out or long-term contracts primarily in its subsea segments. In the second quarter of 2009, approximately 90% of its business was with major or national oil companies and 99% of the Company’s business was outside of U.S. waters. On a consolidated basis, revenues for the second quarter had the following geographic mix: 45% in the North Sea, of which approximately half are subject to long-term contracts, 18% in China, where the Company currently has four subsea service spreads in the South China Sea, 12% in Mexico and Brazil and 22% in West Africa, the Mediterranean and Australia.
Conference Call Information
The Company will conduct a conference call at 8:30 a.m. ET on Thursday, July 30, 2009, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (888) 437-9364, access code 8947026, in the United States or (719) 457-2654, access code 8947026, from outside the country.
A telephonic replay of the conference call will be available until August 13, 2009, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 8947026 (international calls should use (719) 457-0820, access code 8947026).
About Trico
Trico Marine is an integrated provider of subsea, trenching and marine support vessels and services. The Company has increased its subsea market presence through its acquisition of DeepOcean and CTC Marine in 2008, a recognized market leader in the provision of high-quality subsea services including IMR, survey and construction support, subsea intervention and decommissioning, marine trenching and the laying and burying of subsea cable. DeepOcean controls a well-equipped fleet of vessels and operates a fleet of modern ROVs and trenching equipment. Trico Marine also continues to provide a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment; and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil, the Mediterranean and Southeast Asia as well as the U.S. Gulf of Mexico.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for the Company’s future operations. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks (known and unknown) and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. These risks, by way of example and not in limitation, include the Company’s objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies; the Company’s ability to obtain adequate financing on a timely basis and on acceptable terms, including with respect to refinancing debt maturing in the next twelve months; the Company’s ability to continue to service, and to comply with our obligations under, our credit facilities and our other indebtedness; projections involving revenues, operating results or cash provided from operations, or the Company’s anticipated capital expenditures or other capital projects; overall demand for and pricing of the Company’s vessels; changes in the level of oil and natural gas exploration and development; the Company’s ability to successfully or timely complete its various vessel construction projects; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; projected or anticipated benefits from acquisitions; increases in operating costs; the inability to accurately predict vessel utilization levels and day rates; variations in global business and economic conditions; the results, timing, outcome or effect of pending or potential litigation and our intentions or expectations with respect thereto and the availability of insurance coverage in connection therewith; and the Company’s ability to repatriate cash from foreign operations if and when needed. A further description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.
Contact info:

Geoff Jones
Vice President and Chief Financial Officer
(713) 780-9926

The following table reconciles adjusted EBITDA to operating income (loss):

	Three Months Ended June 30, 2009
	Towing and		Subsea Trenching	Corporate &
	Supply	Subsea Services	and Protection	Eliminations	Total
	(In thousands)
Adjusted EBITDA (1)	$4,690	$19,854	$12,090	$(5,597)	$31,037
Depreciation and amortization	(4,769)	(9,181)	(4,518)	(79)	(18,547)
Amortization of non-cash deferred revenues	147	—	—	—	147
Stock-based compensation	—	—	—	(1,063)	(1,063)
Gain on sales of assets	17,667	—	9	8	17,684
Impairment (2)	—	(14,023)	—	—	(14,023)

Operating income (loss)	$17,735	$(3,350)	$7,581	$(6,731)	$15,235

	Three Months Ended March 31, 2009
	Towing and		Subsea Trenching	Corporate &
	Supply	Subsea Services	and Protection	Eliminations	Total
	(In thousands)
Adjusted EBITDA (1)	$4,648	$3,072	$951	$(6,195)	$2,476
Depreciation and amortization	(5,249)	(8,550)	(4,194)	(79)	(18,072)
Amortization of non-cash deferred revenues	140	—	—	—	140
Stock-based compensation	—	—	—	(724)	(724)
Gain on sales of assets	2	—	7	—	9

Operating income (loss)	$(459)	$(5,478)	$(3,236)	$(6,998)	$(16,171)

(1)	Adjusted EBITDA (as defined in the calculation above) is a non-GAAP financial measure. We believe the disclosure of adjusted EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity. We also believe adjusted EBITDA provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay taxes and fund various capital expenditures.

(2)	Includes an impairment related to our investment in a partnership for the construction of a vessel, the Deep Cygnus, due to difficulties in obtaining financing. Under the terms of the partnership, if the partnership was not able to obtain financing either party could formally withdraw from the partnership, thereby eliminating its continuing obligations.
The following table sets forth the Company’s reconciliation of non-GAAP adjusted net income for the second quarter of 2009 as compared to reported net income (loss):

	Three Months Ended
	June 30, 2009
		Earnings (loss)
	Results	per share
	(In thousands, except per share amounts)
Net income (loss), as reported	$4,147	$0.22
Adjustments:
Impact of impairments	14,023	0.52
Impact of financial derivatives (1)	470	0.02
Refinancing costs	6,224	0.23
Gain on sales of assets	(17,684)	(0.66)
Gains on conversions of debt	(551)	(0.02)
Amortization of 3% convertible debt discount	1,445	0.06
Amortization of 8.125% convertible debt discount	566	0.02
Tax effect	(1,617)	(0.06)

Non-GAAP adjusted net income (loss) (2)	$7,023	$0.33

(1)	Includes the effects of accounting for the derivative component of the convertible senior notes.

(2)	Adjusted net income (loss) is calculated as net income (loss) adjusted for impact of impairments, impact of financial derivatives, refinancing costs, gain on sales of assets, gains on conversions of debt, amortization of 3% convertible debt discount, amortization of 8.125% convertible debt discount, Norwegian tax law change and tax effect. We believe the disclosure of adjusted net income (loss) helps investors by enhancing the user’s overall understanding of the Company’s current financial performance and is a representative reflection of the Company’s on-going results and financial condition. Specifically, the Company believes the adjusted net income (loss) results provide useful information to both management and investors by excluding certain expenses that may not be indicative of the Company’s core operating results. Adjusted net income (loss) excludes unusual items related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2009	March 31, 2009

Revenues	$179,732	$121,819

Operating expenses:
Direct operating expenses	130,221	98,488
General and administrative	19,390	21,439
Depreciation and amortization expense	18,547	18,072
Impairments	14,023	—
Gain sales of assets	(17,684)	(9)

Total operating expenses	164,497	137,990

Operating income (loss)	15,235	(16,171)

Interest income	790	1,072
Interest expense, net of amounts capitalized	(11,665)	(10,914)
Change in fair value of embedded derivative	476	939
Gain on conversion of debt	551	10,779
Refinancing costs	(6,224)	—
Other (expense) income, net	1,857	(730)

Income (loss) before income taxes	1,020	(15,025)
Income tax benefit	(3,641)	(15,028)

Net income	4,661	3
Less: Net income attributable to the noncontrolling interest	(514)	(750)

Net income (loss) attributable to Trico Marine Services, Inc.	$4,147	$(747)

Earnings (loss) per common share:
Basic	$0.22	$(0.04)

Diluted	$0.22	$(0.04)

Weighted average shares outstanding:
Basic	18,601	16,711

Diluted	26,712	16,711

Cash Flow Data:
Cash provided by (used in) operating activities	$44,093	$(15,418)
Cash provided by (used in) investing activities	134	(18,743)
Cash used in financing activities	(73,066)	(1,307)
Capital expenditures	(29,291)	(19,557)

	June 30, 2009	March 31, 2009

Balance Sheet Data:
Cash and cash equivalents	$35,069	$60,504
Total assets	1,182,684	1,158,050
Total short-term debt	187,533	210,942
Total long-term debt (including derivative liability)	521,036	552,477
Total liabilities	936,205	941,842
Total equity	246,479	216,208

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidating Statements of Income
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2009
	Towing and		Subsea Trenching	Corporate &
	Supply	Subsea Services	and Protection	Eliminations	Total

Revenues	$32,548	$85,454	$68,353	$(6,623)	$179,732

Operating expenses:
Direct operating expenses	22,705	61,793	52,346	(6,623)	130,221
General and administrative	5,006	3,807	3,917	6,660	19,390
Depreciation and amortization	4,769	9,181	4,518	79	18,547
Impairment	—	14,023	—	—	14,023
Gain on sales of assets	(17,667)	—	(9)	(8)	(17,684)

Total operating expenses	14,813	88,804	60,772	108	164,497

Operating income (loss)	$17,735	$(3,350)	$7,581	$(6,731)	$15,235

Adjusted EBITDA	$4,690	$19,854	$12,090	$(5,597)	$31,037

	Three Months Ended March 31, 2009
	Towing and		Subsea Trenching	Corporate &
	Supply	Subsea Services	and Protection	Eliminations	Total

Revenues	$37,122	$59,332	$26,050	$(685)	$121,819

Operating expenses:
Direct operating expenses	26,812	51,925	20,436	(685)	98,488
General and administrative	5,522	4,335	4,663	6,919	21,439
Depreciation and amortization	5,249	8,550	4,194	79	18,072
Gain on sales of assets	(2)	—	(7)	—	(9)

Total operating expenses	37,581	64,810	29,286	6,313	137,990

Operating income	$(459)	$(5,478)	$(3,236)	$(6,998)	$(16,171)

Adjusted EBITDA	$4,648	$3,072	$951	$(6,195)	$2,476

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Dollars in thousands, except utilization and number of vessel amounts)

	Period From	Three Months Ended
	July 1 to July 26, 2009	June 30, 2009	March 31, 2009	June 30, 2008
Average Day Rates:

Subsea Services
SPSVs (1)	$27,439	$27,638	$21,104	$21,941
MSVs (2)	85,029	79,164	68,051	N/A

Subsea Trenching and Protection	$108,102	$127,991	$91,120	N/A

Towing and Supply
AHTSs (3)	$19,799	$17,110	$25,012	$32,983
PSVs (4)	16,812	16,943	15,364	17,486
OSVs (5)	5,873	6,645	7,168	7,252

Utilization:

Subsea Services
SPSVs	73%	80%	68%	77%
MSVs	92%	92%	73%	N/A

Subsea Trenching and Protection	100%	98%	90%	N/A

Towing and Supply
AHTSs	79%	64%	70%	78%
PSVs	94%	87%	90%	92%
OSVs	65%	66%	67%	82%

Average Number of Vessels:

Subsea Services
SPSVs	7.0	7.0	7.0	5.0
MSVs	10.0	9.7	9.1	N/A

Subsea Trenching and Protection	4.3	4.8	3.5	N/A

Towing and Supply
AHTSs	6.0	6.0	6.0	6.0
PSVs	6.0	6.3	7.0	7.0
OSVs	33.0	37.4	38.0	38.0

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Offshore supply vessels